UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2016

GOODMAN NETWORKS INCORPORATED

(Exact name of registrant as specified in its charter)

Texas	333-186684	74-2949460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Network Blvd., Suite 300 Frisco, Texas		75034
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 406-9692

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

In connection with Goodman Networks Incorporated’s (the “Company”) 2016 Restructuring Plan (as defined in the Company’s Quarterly Report on Form 10-Q filed on August 15, 2016), on August 18, 2016, the Company and Ernest J. Carey (“Carey”) entered into a separation agreement and general release (the “Separation Agreement”) under which the Company resolved all matters related to Carey’s separation from employment with the Company without cause, including all matters arising under the Employment Agreement, by and between the Company and Carey, effective as of December 8, 2014, as amended (the “Employment Agreement”). Carey’s departure is not the result of any material disagreement with the Company regarding its operations, policies or practices.

In connection with the Separation Agreement, Carey will receive cash severance payments totaling six (6) months of Carey’s base salary payable in accordance with the Employment Agreement. In exchange for such consideration, Carey acknowledged and agreed that, among other things, he had been paid all remuneration owed to him by the Company. Carey also granted a general release in favor of the Company.

The Separation Agreement also includes, among other things, customary non-disparagement and confidentiality provisions.

On August 19, 2016, J. Samuel Crowley provided the Company with notice of his resignation from the Board of Directors (the “Board”), effective immediately. Mr. Crowley resigned from the Board for personal reasons and not as a result of any dispute or disagreement with the Company. Mr. Crowley has served on the Board since 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODMAN NETWORKS INCORPORATED

Date: August 23, 2016	By:	/s/ Ron B. Hill
	Name:	Ron B. Hill
	Title:	Chief Executive Officer, President and Executive Chairman